Exhibit 10.17(E)

YAHOO! INC.

1995 STOCK PLAN

(AS AMENDED AND RESTATED JUNE 12, 2007)

NOTICE OF STOCK OPTION GRANT

Carol Bartz

701 First Avenue

Sunnyvale, CA 94089

You have been granted an option to purchase Common Stock of Yahoo! Inc., a Delaware corporation (the “Company”), as follows:

Date of Grant:	February 25, 2009

Vesting Commencement Date:	February 25, 2009

Exercise Price Per Share:	$12.48

Total Number of Shares Granted:	355,870

Total Price of Shares Granted:	$4,441,258

Type of Option:	Nonstatutory Stock Option

Term/Expiration Date:	February 25, 2016

Vesting Schedule:	This Option may be exercised, in whole or in part, in accordance with the following schedule: One-fourth of the Shares subject to this Option shall vest and become exercisable on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date.

Termination Period:	This Option may be exercised for a period of ninety (90) days after termination of your employment relationship except as set out in Sections 7, 8, 9 and 10 of the Stock Option Agreement (but in no event later than the Expiration Date). You understand and agree that termination of your employment relationship for purposes of this Option shall occur on the Termination Date (as defined in Section 6 of the Stock Option Agreement).

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the 1995 Stock Plan and the Stock Option Agreement, which are attached and made a part of this document.

OPTIONEE:	YAHOO! INC.

/s/ Carol Bartz	By:	/s/ Blake Jorgensen
Carol Bartz		[Officer]

YAHOO! INC.

STOCK OPTION AGREEMENT

1.	Grant of Option. Yahoo! Inc., a Delaware corporation (the “Company”), hereby grants to the Optionee named in the Notice of Grant (the “Optionee”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”) subject to the terms, definitions and provisions of the 1995 Stock Plan, as amended (the “Plan”), adopted by the Company, which is incorporated in this Agreement by reference. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.

2.	Exercise of Option. This Option shall be exercisable during its term in accordance with the Exercise Schedule set forth in the Notice of Grant (the “Exercise Schedule”) and with the provisions of Sections 9 and 10 of the Plan as follows:

(i)	Right to Exercise.

(a)	This Option may not be exercised for a fraction of a share.

(b)	In the event of the Optionee’s termination of employment or a Change in Control (as such term is defined below), the vesting and exercisability of this Option is governed by Sections 6 through 10 below, subject to the limitations contained in Sections 2(i)(c).

(c)	In no event may this Option be exercised after the date of expiration of the term of this Option as set forth in the Notice of Grant.

(ii)	Method of Exercise.

(a)	This Option shall be exercisable by delivering notice to the Company or a broker designated by the Company in such form and through such delivery method as shall be acceptable to the Company or the designated broker, as appropriate (the “Exercise Notice”). The Exercise Notice shall specify the election to exercise this Option and the number of Shares in respect of which this Option is being exercised, shall include such other representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan and applicable law, and shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company or the designated broker of such notice accompanied by the Exercise Price.

(b)	As a condition to the exercise of this Option, the Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the exercise of this Option or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.

(c)	No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any Stock Exchange. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which this Option is exercised with respect to such Shares.

3.	Continuance of Employment/Service Required. The Exercise Schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of this Option and the rights and benefits under this Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Sections 6 through 10 below or under the Plan.

4.	Method of Payment. Except as provided in the next sentence, the Company shall withhold a number of Shares to be issued upon exercise of the Option which Shares have a Fair Market Value equal to the Exercise Price (“Net Exercise”). In the event the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such Exercise Price in such method (including because doing so would disqualify the Option from being exempt under Section 409A of the Code) or the parties otherwise agree in writing, the Exercise Price shall be paid by any one or combination of the following methods: (i) by requiring the Optionee to pay such amount in cash or check; (ii) by allowing the Optionee to surrender other shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Optionee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which said Option is exercised; or (iii) by delivery by the Optionee of a properly executed Exercise Notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the Exercise Price.

5.	Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations (“Regulation G”) as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

6.	Termination of Relationship. In the event of termination of the Optionee’s Continuous Status as an Employee or Consultant, the Optionee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”) or thereafter and after giving effect to any accelerated vesting that may be required in the circumstances pursuant to Sections 7, 8, 9 and 10, exercise this Option during the Termination Period set out in the Notice of Grant. To the extent that the Optionee was not entitled to exercise this Option at the date of such termination, or if the Optionee does not exercise this Option within the time specified in the Notice of Grant, this Option shall terminate. Further, to the extent allowed by applicable law, if the Optionee is indebted to the Company on the date of termination, the Optionee’s right to exercise this Option shall be suspended until such time as the Optionee satisfies in full any such indebtedness.

7.	Disability of Optionee. Notwithstanding the provisions of Section 6 above, in the event of termination of the Optionee’s Continuous Status as an Employee or Consultant as a result of Disability, this Option will vest to the extent necessary to cause the aggregate number of Shares subject to this Option that are vested and exercisable (including any Shares previously acquired on exercise of the Option) to equal the total number of Shares multiplied by a fraction (not greater than 1), the numerator of which is the number of full months the Optionee was employed following the Vesting Commencement Date through the date of termination of the Optionee’s Continuous Status as an Employee or Consultant plus twelve (12), and the denominator of which is forty-eight (48). The Optionee may, but only within twelve (12) months from the date of termination of the Optionee’s Continuous Status as an Employee or Consultant as a result of Disability (but in no event later than the date of expiration of the term of this Option as set forth in Section 13 below), exercise this Option to the extent otherwise so entitled at the date of such termination. To the extent that the Optionee was not entitled to exercise this Option at the date of termination (after giving effect to any accelerated vesting pursuant to this Section 7), or if the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified in this Agreement, this Option shall terminate. For purposes of this Agreement, “Disability” shall have the same meaning as in the Optionee’s employment agreement with the Company entered into on January 13, 2009 (as it may be amended from time to time, the “Employment Agreement”).

8.

Death of Optionee. Notwithstanding the provisions of Section 6 above, in the event of the death of the Optionee during the period of the Optionee’s Continuous Status as an Employee or Consultant, this Option will vest to the extent necessary to cause the aggregate number of Shares subject to this Option that are vested and exercisable (including any Shares previously acquired on exercise of the Option) to equal the total number of Shares multiplied by a fraction (not greater than 1), the numerator of which is the number of full months the Optionee was employed following the Vesting Commencement Date through the date of termination of the Optionee’s Continuous Status as an Employee or Consultant plus twelve (12), and the denominator of which is forty-eight (48). In the event of the death of the Optionee during the period of the Optionee’s Continuous Status as an Employee or Consultant, or within thirty (30) days following the termination of the Optionee’s Continuous Status as an Employee or Consultant, this Option may be exercised, at any time within twelve (12) months following the date of the Optionee’s death (but in no event later than the date of expiration of the term of this Option as set forth in Section 13 below), by the Optionee’s estate or by a person who acquired the right to exercise this Option by bequest or inheritance, but only to the extent the Optionee was entitled to exercise this Option at the date of death (after giving effect to any accelerated vesting pursuant to this Section 8) or, if earlier, the date of termination of the Optionee’s Continuous Status as an Employee or Consultant. To the extent that the Optionee was not entitled to exercise this Option at the date of death or termination, as the case may be, or if the Optionee’s estate or the person who acquired the right to exercise this Option by bequest or inheritance does not exercise such Option (to the extent otherwise so entitled) within the time specified in this Agreement, this Option shall terminate.

9.	Termination Without Cause, Good Reason Termination, Certain Other Terminations. Notwithstanding the provisions of Section 6 above, in the event of termination of the Optionee’s Continuous Status as an Employee or Consultant as a result of a termination by the Company without Cause, a termination by the Optionee with Good Reason or any termination at or after Expiration other than a termination by the Company for Cause (a “Qualifying Termination”), this Option will vest to the extent necessary to cause the aggregate number of Shares subject to this Option that are vested and exercisable (including any Shares previously acquired on exercise of the Option) to equal the total number of Shares multiplied by a fraction (not greater than 1), the numerator of which is the number of full months the Optionee was employed following the Vesting Commencement Date through the date of termination of the Optionee’s Continuous Status as an Employee or Consultant plus twelve (12), and the denominator of which is forty-eight (48). The Optionee may, but only within twelve (12) months from the date of termination of the Optionee’s Continuous Status as an Employee or Consultant as a result of a Qualifying Termination (but in no event later than the date of expiration of the term of this Option as set forth in Section 13 below), exercise this Option to the extent otherwise so entitled at the date of such termination. To the extent that the Optionee was not entitled to exercise this Option at the date of termination (after giving effect to any accelerated vesting pursuant to this Section 9), or if the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified in this Agreement, this Option shall terminate. For purposes of this Agreement, “Cause,” “Good Reason” and “Expiration” shall have the same meanings as in the Employment Agreement.

10.	Change in Control. The following provisions shall apply in the event of a Change in Control (as such term is defined below), and in the event the Optionee becomes entitled to accelerated vesting under both this Section 10 and Section 9 above, the Optionee shall be entitled to the accelerated vesting provided by both Sections (but the Optionee shall in no event become vested and exercisable in more than the total number of Shares subject to this Option):

(i) If a Change in Control occurs during the Term or thereafter and this Option is not continued, assumed or substituted, this Option, to the extent then outstanding and not vested, shall become fully vested and exercisable as of the date of such Change in Control.

(ii) In the event that, upon or within two (2) years after a Change in Control that occurs during the Term, the Optionee’s employment is terminated by the Company without Cause or by the Optionee for Good Reason (as such terms are defined in the Employment Agreement), this Option, to the extent then outstanding and not vested, shall become fully vested and exercisable as of the date of such termination. Subject to any earlier termination of the Option in connection with the Change in Control or upon expiration of this Option as set forth in Section 13 below, the Optionee may exercise this Option, but only within twelve (12) months from the date of termination of the Optionee’s Continuous Status as an Employee or Consultant as a result of such a termination by the Company without Cause or by the Optionee for Good Reason. To the extent that the Optionee does not exercise this Option within the time specified in this Agreement, this Option shall terminate.

(iii) If after the execution of an agreement during the Term that would result in a Change in Control if such agreement were consummated (a “CIC Agreement”) and prior to the occurrence of either a Change in Control or the termination of the obligations to close under the CIC Agreement, the Optionee’s employment is terminated by the Company without Cause or by the Optionee for Good Reason (as such terms are defined in the Employment Agreement) and subsequent to such termination the Change in Control under the CIC Agreement is consummated, this Option, to the extent then outstanding and not vested, shall become fully vested and exercisable upon the consummation of such Change in Control. If the Optionee’s employment is terminated by the Company without Cause or by the Optionee for Good Reason following the execution of a CIC Agreement in the circumstances contemplated by this Section 10(iii), then notwithstanding anything to the contrary in Sections 6 and 9, the portion of the Option that was unvested and that the Optionee was not entitled to exercise at the date of termination (after giving effect to any accelerated vesting pursuant to Section 9) shall not terminate on the date of termination, but instead shall terminate upon the termination of the obligations to close under the CIC Agreement, but only if such portion of the Option remains unvested at that time. Subject to any earlier termination of the Option in connection with the Change in Control or upon expiration of this Option as set forth in Section 13 below, the Optionee may exercise any portion of this Option becoming vested pursuant to this Section 10(iii), but only within the later of (i) twelve (12) months from the date of termination of the Optionee’s Continuous Status as an Employee or Consultant as a result of a termination by the Company without Cause or by the Optionee for Good Reason under the circumstances contemplated by this Section 10(iii) or (ii) with respect to any portion of this Option vesting within ninety (90) days prior to the end of such twelve (12) month period, ninety (90) days from the applicable vesting date. To the extent that the Optionee does not exercise this Option within the time specified in this Agreement, this Option shall terminate.

(iv) For purposes of this Agreement, “Change in Control” shall mean the first of the following events to occur after the Date of Grant:

(A) any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its Affiliates (as defined below), but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (individually a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities;

(B) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(C) the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, provided, however, that a sale of the Company’s search business shall not constitute a Change in Control, regardless of whether stockholders approve the transaction.

(v) For purposes of this Agreement, “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

(vi) For purposes of this Agreement, “Term” shall have the same meaning as in the Employment Agreement.

If at the time of a Change in Control, the Company’s Change in Control Employee Severance Plan or similar plan (to the extent such a plan exists and applies) applicable at the time of a Change in Control provides for better treatment for the Company’s stock options granted in 2009 and then held by the Company’s other senior executives generally than is provided under this Section 10 (whether with respect to rights to accelerated vesting, the period of time to exercise the vested portion of this Option or otherwise), the Optionee shall be entitled to such better treatment with respect to this Option.

11.

Release. The Optionee’s rights to receive any accelerated vesting and other benefits in connection with a termination of the Optionee’s Continuous Status as an Employee or Consultant pursuant to Sections 7, 8, 9 and 10 shall require the Optionee to execute and deliver to the Company (with the period to revoke expiring without the Optionee’s revocation) within sixty (60) days of such termination (and in all cases prior to any exercise of any accelerated portion of this Option) a release in the form annexed to the

Employment Agreement. The Optionee shall also be required to promptly resign from the Board and all officerships, directorships or fiduciary positions with the Company and its Affiliates upon a termination of the Optionee’s Continuous Status as an Employee or Consultant.

12.	Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The designation of a beneficiary does not constitute a transfer. This Option may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

13.	Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

14.	No Additional Employment Rights. The Optionee understands and agrees that the vesting of Shares pursuant to the Exercise Schedule is earned only by continuing as an Employee or Consultant at the will of the Company (not through the act of being hired, being granted this Option or acquiring Shares under this Agreement). The Optionee further acknowledges and agrees that nothing in this Agreement, nor in the Plan which is incorporated in this Agreement by reference, shall confer upon the Optionee any right with respect to continuation as an Employee or Consultant with the Company, nor shall it interfere in any way with her right or the Company’s right to terminate her employment or consulting relationship at any time, with or without cause.

15.	Tax Withholding. Except as provided in the next sentence, the Company shall withhold a number of Shares to be issued upon exercise of the Option which Shares have a Fair Market Value equal to the minimum statutory amount required to be withheld with respect to the portion of the Option exercised. In the event the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such tax withholding obligation in such method or the parties otherwise agree in writing, the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring the Optionee to pay such amount in cash or check; (ii) by deducting such amount out of the Optionee’s current compensation; (iii) by allowing the Optionee to surrender other shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Optionee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the amount required to be withheld; or (iv) by delivery by the Optionee of a properly executed Exercise Notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the amount required to be withheld. For these purposes, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.

16.	Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in the case of the Optionee, to the Optionee’s address appearing on the books of the Company or to the Optionee’s residence or to such other address as may be designated in writing by the Optionee.

17.	Bound by Plan. By signing this Agreement, the Optionee acknowledges that she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

18.	Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Optionee and the beneficiaries, executors, administrators, heirs and successors of the Optionee.

19.	Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

20.	Entire Agreement and Full Satisfaction. This Agreement, the Notice of Grant, the Plan and the Employment Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto. This Option, along with the other long-term incentive awards granted to the Optionee under the Plan on or around the date hereof, shall be in complete satisfaction of any and all rights the Optionee may have, under the Employment Agreement or otherwise, to receive annual equity grants for 2009.

21.	Adjustments. For purposes of this Option, the term “stock dividend” under Section 16 of the Plan shall include dividends or other distributions of the stock of the subsidiaries of the Company.

22.	Governing Law. This Agreement and the rights of the Optionee hereunder shall be construed and determined in accordance with the laws of the State of Delaware.

23.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

24.	Signature. This Agreement shall be deemed executed by the Company and the Optionee upon execution by such parties of the Notice of Grant attached to this Agreement.

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